Great-West   Variable   Annuity   Account  A,  Annual  Meeting  of  Participants
(Unaudited)


The Annual Meeting of Participants was held on May 13, 2002 at 8525 East Orchard Road, Greenwood Village, CO 80111 for the following purposes:

1. To elect five members of the Variable Annuity Account A Committee to serve until their successors are elected and qualified. The participants approved the election of each Committee Member. The votes cast in this matter were:

                              FOR                    AGAINST            ABSTAIN

Rex Jennings                  249023.72              0.00                0.00
Mitchell T.G. Graye           249023.72              0.00                0.00
Sanford Zisman                249023.72              0.00                0.00
Richard P. Koeppe, Ph.D.      249023.72              0.00                0.00
William Thomas McCallum       249023.72              0.00                0.00

These are the names of all Committee Members.

2. To ratify or reject Deloitte & Touche, LLP as independent auditors for Variable Annuity Account A for the fiscal year ending December 31, 2002. The votes cast in this matter were:

         For                      249023.72
         Against                  0.00
         Abstain                  0.00